EXHIBIT 10.4
                        ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum is in reference to the Agreement between UMDN, Inc. and Starla Keith, dated August 29,2000.

Beginning November 1,2001, the terms of Compensation shall be amended as following:

The monthly salary outlined in above referenced agreement shall be deferred for an undetermined period of time. At such time as Mrs. Keith requests, the total amount due her will be paid by UMDN, Inc. upon demand or upon his termination for any reason whatsoever. Mrs. Keith, at her sole discretion may take the amount due in lawful money and immediately available funds, or opt to receive all or part of the amount due in company stock or options at the current established value. Mrs. Keith may cancel this deferral at any time with 30 days written notice.

It is to be noted that the above referenced agreement sets Mrs. Keith's compensation at $10,000 monthly. To date she has been compensated in the amount of $7,300 monthly. Mrs. Keith has waived any and all rights to the unpaid amount and for the period of this deferral hereby agrees to a monthly salary of $7,000. At such time as this deferral arrangement ceases Mrs. Keith will revert to the salary as stated in the original employment agreement.


EMPLOYER:

UMDN, Inc.


By:        /s/
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EMPLOYEE:  /s/
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